Exhibit 99.2

Revised Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read together with the accompanying consolidated financial statements and related notes thereto included elsewhere in this Current Report on Form 8-K, all of which reflect the Company's former Harland Financial Solutions segment as discontinued operations. Further, this report may contain material that includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, the Company's current views with respect to current events and financial performance. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those described in "Item 1A. Risk Factors" in Part I of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (the "2012 Form 10-K"). Statements, other than those based on historical facts, which address activities, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company's operations that may cause actual results to be materially different from any future results, express or implied, by such forward-looking statements. See "Forward-Looking Statements" in Part I of the Company's 2012 Form 10-K.
Overview of Business
Harland Clarke Holdings Corp. ("Harland Clarke Holdings" and, together with its subsidiaries, the "Company") is a holding company that conducts its operations through its direct and indirect, wholly owned operating subsidiaries and was incorporated in Delaware on October 19, 2005. The Company is an indirect, wholly owned subsidiary of M & F Worldwide Corp. ("M & F Worldwide"), which is, as of December 21, 2011, an indirect, wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews"). MacAndrews is wholly owned by Ronald O. Perelman. On September 12, 2011, M & F Worldwide agreed to merge with an indirect, wholly owned subsidiary of MacAndrews, and following a vote of stockholders of M & F Worldwide and the satisfaction or waiver of closing conditions, that merger was effected on December 21, 2011 (the "MacAndrews Acquisition").
As a result of the Company applying the acquisition method of accounting for the MacAndrews Acquisition, the Successor (as defined hereinafter) period financial statements reflect a new basis of accounting, while the Predecessor (as defined hereinafter) financial statements were prepared using the Company's historical basis of accounting. As a result, the Predecessor and Successor financial statements are not comparable. There have been no changes in the business operations of the Company due to the MacAndrews Acquisition. See Note 3 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K for further discussion of the MacAndrews Acquisition.
On August 16, 2013, the Company completed the divestiture of its former Harland Financial Solutions segment to affiliates of Davis + Henderson Corporation. The consideration received by the Company for the sale was approximately $1,200 million in cash. The Company entered into an ancillary agreement providing for certain transitional services for a limited time to the buyer on terms customary for a transaction of this type. Results of operations for the former Harland Financial Solutions segment are reported as discontinued operations in the accompanying consolidated financial statements included elsewhere is this Current Report on Form 8-K. Results of operations for the former Harland Financial Solutions segment are not included in segment or consolidated results of operations other than as discontinued operations and prior periods have been reclassified to remove results of operations for the former Harland Financial Solutions segment from results reported for continuing operations.
On March 19, 2012, the Company purchased Faneuil, Inc. ("Faneuil") from affiliates of MacAndrews. See Note 3 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K. Under accounting guidance for transactions among entities under common control, the Company has accounted for the purchase at historical cost and has retrospectively recasted prior periods under common control to include Faneuil operations. The Company and Faneuil came under common control on December 21, 2011, the date of the MacAndrews Acquisition. Faneuil is a separate business segment for financial reporting purposes.
During the second quarter of 2012, the Company transferred certain product and service lines from the Scantron segment to other segments to better align complementary products and services. The Harland Technology Services ("HTS") and Medical Device Tracking ("MDT") businesses were transferred to the Faneuil segment and the Survey Services business was transferred to the Harland Clarke segment.
The Harland Clarke segment offers checks and related products, forms and treasury supplies, and related delivery and fraud prevention products to financial and commercial institutions. It also provides direct marketing services to their clients including direct marketing campaigns, direct mail, database marketing, telemarketing and digital marketing. In addition to these products and services, the Harland Clarke segment offers stationery, business cards, survey services and other business and home office products to consumers and businesses.
The former Harland Financial Solutions segment provided technology products and related services to financial institutions worldwide including lending and mortgage compliance and origination applications, risk management solutions, business intelligence solutions, Internet and mobile banking applications, branch automation solutions, self-service solutions, electronic payment solutions and core processing systems.
The Scantron segment provides data management and decision support solutions and related services to educational, commercial and governmental entities worldwide. Scantron products and services provide solutions for testing and assessment, instruction and performance management and business operational data collection. Scantron's solutions combine a variety of data collection, analysis, and management tools including web-based solutions, software, scanning equipment and forms.
The Faneuil segment provides business process outsourcing services including call center operations, back office operations, staffing services and toll collection services to government and regulated commercial clients. The Faneuil segment also provides patient information collection and tracking services, managed technical services and related field maintenance services to educational, commercial, healthcare and governmental entities.
Refinancing Transactions
On February 20, 2013, the Company completed certain refinancing transactions with respect to its revolving credit facility dated as of April 4, 2007. See Note 20 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K.
On July 24, 2012, the Company completed certain refinancing transactions with respect to its credit agreement dated as of April 4, 2007, as amended on May 10, 2012. See Note 11 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K.
The Faneuil Acquisition
On March 19, 2012, the Company entered into a Stock Purchase Agreement pursuant to which the Company purchased 100% of the issued and outstanding shares of capital stock of New Faneuil, Inc. ("New Faneuil") for $70.0 million in cash (the "Faneuil Acquisition") from affiliates of MacAndrews. The Company financed the Faneuil Acquisition with Harland Clarke Holdings' cash on hand. New Faneuil, through its wholly owned subsidiary, Faneuil, provides business process outsourcing services including call center operations, back office operations, staffing services and toll collection services to government and regulated commercial clients across the United States.
The GlobalScholar Acquisition
On January 3, 2011, Scantron Corporation ("Scantron"), a wholly owned subsidiary of the Company, purchased all of the outstanding capital stock or membership interests of KUE Digital Inc., KUED Sub I LLC and KUED Sub II LLC (collectively "GlobalScholar"). GlobalScholar's instructional management platform supports all aspects of managing education at K-12 schools, including student information systems; performance-based scheduler; gradebook; learning management system; longitudinal data collection, analysis and reporting; teacher development and performance tracking; and online communication and tutoring portals. GlobalScholar's instructional management platform complements Scantron's testing and assessment, response to intervention, student achievement management and special education software solutions thereby expanding Scantron's web-based education solutions. The acquisition-date purchase price was $134.9 million in cash, net of cash acquired and after giving effect to working capital adjustments. In addition, the Company recorded the fair value of contingent consideration of $18.5 million, which resulted in total estimated consideration of $153.4 million as of the acquisition date. Contingent consideration would have been payable in 2012 upon achievement of certain revenue targets of GlobalScholar during calendar year 2011 (see Note 3 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K). No amount was paid in 2012 because the revenue targets were not met. The Company financed the acquisition and related fees and expenses with cash on hand.
The Parsam Acquisition
On December 6, 2010, Harland Financial Solutions, Inc. ("HFS"), a wholly owned subsidiary of the Company, acquired all of the outstanding membership interests of Parsam Technologies, LLC and the equity of SRC Software Private Limited (collectively "Parsam"). Parsam's solutions allow financial institutions to provide services online, in branches and at call centers, from new account opening and funding to account-to-account money transfers, person-to-person payments, account and adviser-client relationship management and bill presentment and payment. HFS has integrated Parsam's solutions into its existing solution offerings. The acquisition-date purchase price was $32.8 million in cash, net of cash acquired, and after giving effect to working capital adjustments. In addition, the Company recorded the fair value of contingent consideration of $1.2 million, which resulted in total estimated consideration of $34.0 million as of the acquisition date. Contingent consideration would have been payable upon achievement of certain revenue targets of Parsam during calendar years 2011 and

2012 with a maximum contingent consideration of $25.0 million if the revenue targets were met (see Note 3 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K). No amounts will be paid because the revenue targets were not met. The Company financed the acquisition and related fees and expenses with cash on hand.
The Spectrum K12 Acquisition
On July 21, 2010, Scantron acquired Spectrum K12 School Solutions, Inc. ("Spectrum K12"). Spectrum K12 develops, markets and sells student achievement management, response to intervention and special education software solutions. Spectrum K12's software solutions complement Scantron's software solutions for education assessments, content and data management. The acquisition-date purchase price was $28.6 million in cash, net of cash acquired and after giving effect to working capital adjustments. In addition, the Company recorded the fair value of contingent consideration of $4.0 million, which resulted in total estimated consideration of $32.7 million as of the acquisition date. Contingent consideration would have been payable upon achievement of certain revenue targets of Spectrum K12 during the twelve-month periods ending June 30, 2011 and 2012 with a maximum aggregate contingent consideration of $20.0 million if the revenue targets had been met (see Note 3 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K). No amount was paid because the revenue targets were not met. The Company financed the acquisition and related fees and expenses with cash on hand.
Economic and Other Factors Affecting the Businesses of the Company
Harland Clarke
While total non-cash payments - including checks, credit cards, debit cards and other electronic forms of payment - are growing, the number of checks written has declined and is expected to continue to decline. Harland Clarke believes the number of checks printed is driven by the number of checks written, the number of new checking accounts opened and reorders reflecting changes in consumers' personal situations, such as name or address changes. In recent years, Harland Clarke has experienced check unit declines at a higher rate than in the past, as evidenced by recent period-over-period declines in Harland Clarke revenue which are discussed in more detail elsewhere in this report. Harland Clarke believes these higher rates of decline are attributable at least in part to changing business strategies of certain of our financial institution clients and an increase in the use of alternative non-cash payments in addition to other factors. Harland Clarke is unable to determine the extent to which other factors such as economic and financial market difficulties, the depth and length of the economic downturn, higher unemployment, decreased openings of checking accounts and decreased consumer spending have also contributed to the higher rates of decline. During 2011 and 2012, this trend of higher check unit declines improved slightly from that experienced in recent years, however Harland Clarke is unable to determine at this time if this improvement to the trend will continue. Harland Clarke still expects that check unit volume will continue to decline, resulting in a corresponding decrease in check revenues and depending on the nature and relative magnitude of the causes for the decreases, such decreases may not be mitigated as and when overall economic conditions improve. Harland Clarke is focused on growing its non-check related products and services, including marketing services, and optimizing its existing catalog of offerings to better serve its clients, as well as managing its costs, overhead and facilities to reflect the decline in check unit volumes. Harland Clarke does not believe that revenues from non-check related products and services will fully offset revenue declines from declining check unit volumes. In the future, Harland Clarke may not be able to mitigate the revenue declines from declining check unit volumes through cost management, which could negatively affect Harland Clarke's results of operations.
Harland Clarke's primary competition comes from alternative payment methods such as debit cards, credit cards, ACH, and other electronic and online payment options. Harland Clarke also competes with large providers that offer a wide variety of products and services including Deluxe Corporation, Harte-Hanks, Inc., and R.R. Donnelley & Sons Company. There are also many other competitors that specialize in providing one or more of the products and services Harland Clarke offers to its clients. Harland Clarke competes on the basis of service, convenience, quality, product range and price.
The Harland Clarke segment's operating results are also affected by consumer confidence and employment. Consumer confidence directly correlates with consumer spending, while employment also affects revenues through the number of new checking accounts being opened. The Harland Clarke segment's operating results may be negatively affected by slow or negative growth of, or downturns in, the United States economy. Business confidence affects a portion of the Harland Clarke segment. In addition, if Harland Clarke's financial institution customers fail or merge with other financial institutions, Harland Clarke may lose any or all revenue from such financial institutions and/or experience further pricing pressure, which would negatively affect Harland Clarke's operating results.
Scantron
While the number of tests given annually in K-12 and higher education continues to grow, the demand for optical mark reader paper-based testing has declined and is expected to continue to decline. Changes in educational funding can affect the rate at which schools adopt new technology thus slowing the decline for paper-based testing but also slowing the demand for

Scantron's on-line testing products. Educational funding changes may also reduce the rate of consumption of Scantron's forms and purchase of additional hardware to process these forms. Scantron's education-based customers may turn to lower cost solutions for paper-based forms and hardware in furtherance of addressing their budget needs. A weak economy in the United States may negatively affect education budgets and spending, which would have an adverse effect on Scantron's operating results. Scantron is subject to federal and state educational budget allotments. In the current economic and political landscapes, these budget allotments may come under pressure and could be reduced, thus affecting customer willingness to invest in Scantron products.
Data collection is also experiencing a conversion to non-paper based methods of collection. Scantron believes this trend will also continue as the availability of these alternative technologies becomes more widespread. While Scantron's non-paper data collection business could benefit from this trend, Scantron's paper-based data collection business could be negatively affected by this trend. Changes in the overall economy can affect the demand for data collection to the extent that Scantron's customers adjust their research or testing expenditures.
Scantron must successfully develop new products and solutions to respond to the significant changes in the educational testing and data collection industry due to technological and regulatory changes. Scantron must continue to keep pace with changes in testing and data collection technology and the needs of its clients. The development of new testing methods and technologies depends on the timing and costs of the development effort, product performance, functionality, customer acceptance, adoption rates and competition, all of which could have a negative effect on our business. If Scantron is not able to adopt new electronic data collection solutions at a rate that keeps pace with other technological advances, the business, business prospects, results of operations and financial condition of Scantron could be materially and adversely affected.
Scantron enters into contracts with customers that provide for multiple products and services or "elements," such as software, implementation, configuration, training and maintenance (referred to as "multiple-element contracts"). In order to recognize revenue for each element of the contract separately as earned, the relevant accounting guidance requires that the Company have "vendor-specific objective evidence", or "VSOE", of fair value of each element. VSOE of fair value of each element is typically based on the price charged when sold separately. The Company does not yet have sufficient history with GlobalScholar and Spectrum K12 sales to establish VSOE for elements within their contracts. As a result, for such contracts, the entire contract is bundled as a single unit for accounting purposes with revenue being recognized ratably over the initial term of the contract commencing with the delivery of the software or the completion of implementation services if such services are essential to the functionality of the software. This methodology results in substantial deferral of revenue into future periods, while the related costs, with the exception of direct implementation costs, are expensed as incurred rather than deferred. In addition, revenue from contracts that are subject to substantive customer acceptance provisions is deferred until the acceptance provisions have been met. As a result of these factors that cause deferral of significant revenue into future periods for amounts that are billed and collected, the Company recorded operating losses for the acquired GlobalScholar and Spectrum K12 operations in 2012 and expects to record operating losses for those operations in 2013.
Faneuil
Faneuil is an outsourcer for government services and highly regulated industries with a focus on industries that remain robust under normal economic conditions, e.g., transportation, utilities, state agencies, municipal governments, healthcare, and education. During economic downturns, the ability of both private and governmental entities to make expenditures may decline. Faneuil cannot be certain that economic or political conditions will be generally favorable or that there will not be significant fluctuations which adversely affect Faneuil's industry as a whole or key markets targeted by Faneuil. As Faneuil's operations are, in part, dependent upon government funding, significant decreases in the level of government funding could have an unfavorable effect on Faneuil's operating results.
Faneuil's business is subject to a variety of program related risks, including changes in political and other circumstances, particularly since contracts for major programs are performed over extended periods of time. These risks include the failure of applicable governing authorities to take necessary actions, opposition by third parties to specific programs and the failure by customers to obtain adequate financing for particular programs. Due to these factors, losses on a select contract or contracts could occur, and Faneuil could experience significant changes in operating results.
Faneuil's primary competition comes from other large providers of toll services such as Affiliated Computer Services, Inc. ("ACS") and TransCore, Inc., and providers of customer contact center services such as ACS and Convergys Corporation. If Faneuil cannot compete effectively, it will negatively affect its operating results. To remain competitive, Faneuil must continuously implement new technologies, expand its portfolio of outsourced services and may have to make occasional strategic adjustments to its pricing for its services.
Faneuil's operations are positively affected by the growing trend in government agencies to outsource their internal operations to address shrinking budgets and eliminate the historically higher costs associated with staffing government programs. Tolling operations are expected to increase across the country in an effort to provide new funding for government agencies realizing budgetary cutbacks as a result of the prevailing economic climate. Similarly, governments and other highly regulated businesses are seeking economic efficiencies by outsourcing their customer contact centers. While Faneuil will look to take advantage of these opportunities, some of these opportunities require performance bonds, and there can be no assurance that bonds will be available on reasonable terms.
Restructuring
The Company has taken restructuring actions in the past in an effort to achieve manufacturing and contact center efficiencies and other cost savings. Past restructuring actions have related to both acquisitions and ongoing cost reduction initiatives and have included manufacturing plant closures, contact center closures and workforce rationalization. The Company anticipates future restructuring actions, where appropriate, to realize process efficiencies, to continue to align its cost structure with business needs and remain competitive in the marketplace. The Company expects to incur severance and severance-related costs, facilities closures costs and other costs such as inventory write-offs, training, hiring and travel in connection with future restructuring actions.
Critical Accounting Policies and Estimates
The Company reviews its accounting policies on a regular basis. The Company makes estimates and judgments as part of its financial reporting that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to accounts receivable, investments, intangible assets, other postretirement benefits, income taxes, contingencies and litigation, as well as other assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that it believes reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from the assumed outcomes. The Company believes the following critical accounting policies affect its more significant judgments and estimates.
Revenue Recognition - The Company considers its revenue recognition policy as critical to its reported results of operations primarily in its Harland Financial Solutions and Scantron segments. Revenue recognition requires judgment, including amongst other things, whether a software arrangement includes multiple elements, whether any elements are essential to the functionality of any other elements, and whether VSOE of fair value exists for those elements. Customers receive certain elements of the Company's products and services over time.
Changes to the elements in a software arrangement or in the Company's ability to identify VSOE for those elements could materially affect the amount of earned and unearned revenue reflected in the financial statements.
For multiple-element software arrangements, total revenue is allocated to each element based on vendor specific objective evidence ("VSOE"), of its fair value represented by the price charged when the elements are sold separately. VSOE must exist for the undelivered elements to allocate the total revenue among all delivered elements and non-essential undelivered elements of the arrangement. When VSOE of fair value has been established for maintenance and professional services but not for software licenses, the residual method is used to allocate revenue to the license portion of multiple element arrangements. VSOE for certain elements of an arrangement is based upon the pricing in comparable transactions when the element is sold separately. VSOE for maintenance is primarily based upon customer renewal history when the services are sold separately. VSOE for professional services is also based upon the price charged when the services are sold separately.
If the undelivered elements of the arrangement are essential to the functionality of the software product(s), revenue is deferred until the essential elements are delivered. If VSOE does not exist for one or more non-essential undelivered elements, revenue is deferred until such evidence does exist for the undelivered elements, or until all elements are delivered, whichever is earlier. If VSOE of all non-essential undelivered elements exist but VSOE does not exist for one or more of the delivered elements, revenue is recognized using the residual method. Under the residual method, the revenue for the undelivered elements is deferred based upon VSOE and the remaining portion of the arrangement fee is recognized as revenue for the delivered elements, assuming all other criteria for revenue recognition have been met. When VSOE does not exist for maintenance and/or non-essential undelivered elements of multiple element arrangements, revenue is deferred until all elements are delivered or VSOE is established for the undelivered elements, whichever is earlier.
For licenses that are hosted (cloud services), revenue is allocated to separate units of accounting based on the hierarchy of VSOE, third-party evidence ("TPE") or relative selling price. VSOE and TPE are not available so the relative selling price is used. Under the relative selling price method the concept of the residual method is eliminated and discounts are allocated across all deliverables in proportion to the best estimated selling price. Separate units of accounting exist if they have standalone value. Standalone value exists if the Company or other vendors sell the same item separately or the customer could resell the item on a standalone basis. Standalone value exists for most individual modules of the Company's hosted licenses because they are sold separately or as a group depending on the needs of customers. For each module, revenue is deferred until related professional services are complete. If standalone value does not exist then revenue for all modules and professional services in an arrangement are deferred until services are complete. Under either scenario, once services are complete, revenue is recognized on a straight-line basis over the remaining term of the contract.
For arrangements that include both licenses and cloud services, each is accounted for under its relevant guidance.
If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period, as defined in the applicable agreement. Each new license includes maintenance, including the right to receive telephone support, "bug fixes" and unspecified upgrades and enhancements, for a specified duration of time, usually one year. Maintenance revenue is recognized ratably over the life of the related maintenance contract. Maintenance contracts on perpetual licenses generally renew annually. Maintenance fees are typically invoiced on an annual basis prior to the anniversary date of the license. Time-based and usage-based licenses include maintenance as a bundled item that is committed for the period of the agreement. Revenue from licensing of software under usage-based contracts is recognized ratably over the term of the agreement or on an actual usage basis.
Professional services are generally for installation, training, implementation and configuration. These services are generally not considered essential to the functionality of the related software. Generally, revenue is recognized when services are completed. On implementations for outsourced data processing services, revenue is deferred and recognized over the life of the outsourcing arrangement. Revenue from arrangements that are subject to substantive customer acceptance provisions is deferred until the acceptance conditions have been met.
Revenue from outsourced data processing services and other transaction processing services are recognized in the month the transactions are processed or the services are rendered.
The Company recognizes product and service revenue when persuasive evidence of a non-cancelable arrangement exists, products have been shipped and/or services have been rendered, the price is fixed or determinable, collectability is reasonably assured, legal title and economic risk is transferred to the customer and an economic exchange has taken place. Revenues are recorded net of any applicable discounts, contract acquisition payments amortization, accrued incentives and allowances for sales returns. Deferred revenues generally represent amounts billed to the customer in excess of amounts earned. As a result of the accounting required in connection with the MacAndrews Acquisition, deferred revenues at December 31, 2011 represent the fair value of the cost to complete contractual obligations for which funds have already been received. Deferred revenues at December 31, 2012 represent amounts billed to the customer during 2012 in excess of amounts earned as well as the remaining balance of deferred revenues at December 31, 2011 that were not recognized as revenues in 2012.
Revenues for direct response marketing services are recognized from the Company's fixed price direct mail and marketing contracts based on the proportional performance method for specific projects.
Income Taxes - The Company estimates its actual current tax liability together with temporary differences resulting from differing treatment of items, such as net operating losses and depreciation, for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. The Company must assess the likelihood that it will recover deferred tax assets from future taxable income and, to the extent it believes that recovery is not likely, establish a valuation allowance. To the extent the Company establishes a valuation allowance or increases this allowance in a period, it must include and expense the allowance within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.
As part of the process of preparing its consolidated financial statements, the Company is required to calculate the amount of income tax in each of the jurisdictions in which it operates. On a regular basis the amount of taxable income is reviewed by various federal, state and foreign taxing authorities. As such, the Company routinely provides reserves for unrecognized tax benefits for items that it believes could be challenged by these taxing authorities.
Long-Lived Assets - The Company assesses the impairment of property, plant and equipment and amortizable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some factors the Company considers important that could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of use of these assets or the strategy for the Company's overall business; and

•	Significant negative industry or economic trends.
When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, it measures the impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with current market expectations. Significant assumptions requiring judgment are required to determine future cash flows, including but not limited to the estimated remaining useful life of the asset, future revenue streams and future expenditures to maintain the existing service potential of the asset. The Company re-evaluates the useful life of these assets at least annually to determine if events and circumstances continue to support their recorded useful lives. Assets held for sale are carried at the lower of carrying amount or fair value, less estimated costs to sell such assets.
Goodwill and Acquired Intangible Assets - Goodwill represents the excess of consideration transferred over the fair value of identifiable net assets acquired. Acquired intangibles are recorded at fair value as of the date acquired. Goodwill and other intangibles determined to have an indefinite life are not amortized, but are tested for impairment annually in the fourth quarter, or when events or changes in circumstances indicate that the assets might be impaired, such as a significant adverse change in the business climate.
The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of the Company's reporting units.
The Company utilizes both the income and market approaches to estimate the fair value of the reporting units. The income approach involves discounting future estimated cash flows. The discount rate used is the value-weighted average of the reporting unit's estimated cost of equity and debt ("cost of capital") derived using, both known and estimated, customary market metrics. The Company performs sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies; evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies; and applied to the appropriate historical and/or projected operating data of the reporting unit to arrive at an indication of fair value. The Company weights the results of the income and market approaches equally, except where guideline companies are not similar enough to provide a reasonable value using the market approach. When that occurs, the market approach is weighted less than the income approach.
If the estimated fair value of a reporting unit is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an "implied fair value" of goodwill. The determination of the Company's "implied fair value" requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the "implied fair value" of goodwill, which is compared to the corresponding carrying value.
The Company measures impairment of its indefinite-lived tradename based on the relief-from-royalty-method. Under the relief-from-royalty method of the income approach, the value of an intangible asset is determined by quantifying the cost savings a company obtains by owning, as opposed to licensing, the intangible asset. Assumptions about royalty rates are based on the rates at which similar tradenames are licensed in the marketplace. The Company also re-evaluates the useful life of this asset to determine whether events and circumstances continue to support an indefinite useful life.
The annual impairment evaluations for goodwill and the indefinite-lived intangible asset involve significant estimates made by management. The discounted cash flow analyses require various judgmental assumptions about sales, operating margins, growth rates and discount rates. Assumptions about sales, operating margins and growth rates are based on the Company's budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Changes in estimates could have a material impact in the carrying amount of goodwill and the indefinite-lived intangible asset in future periods.
Intangible assets that are deemed to have a finite life are amortized over their estimated useful life generally using accelerated methods that are based on expected cash flows. They are also evaluated for impairment as discussed above in "Long-Lived Assets."
Contingent Consideration Arrangements - The Company has entered into contingent consideration arrangements in conjunction with recent acquisitions. These arrangements are in the form of earn-out agreements with payments based on the achievement of certain revenue targets over specified time periods after the date of the acquisition. The fair value of these contingent consideration arrangements is recorded as a liability on the date of the acquisition, except for arrangements that are considered to be employee compensation for services rendered. In those cases, the fair value is recorded as a liability and compensation expense ratably over the requisite service period. The fair value of these arrangements is subject to remeasurement as of each balance sheet date.
The fair value of each arrangement is estimated utilizing a discounted cash flow analysis. The analysis considers, among other things, estimates of future revenues which involve significant estimates by management. Changes in estimates of revenues could have a material effect on the fair value of liabilities for contingent consideration arrangements with any changes in fair value being recognized in net income.
Contingencies and Indemnification Agreements - The Company records the estimated effects of various conditions, situations or circumstances involving uncertain outcomes. These events are "contingencies," and the accounting for such events follows accounting guidance for contingencies.

The accrual of a contingency involves considerable judgment by management. The Company uses internal expertise and consults with outside experts, as necessary, to help estimate the probability that the Company has incurred a loss and the amount (or range) of the loss. When evaluating the need for an accrual or a change in an existing accrual, the Company considers whether it is reasonably probable to estimate an outcome for the contingency based on its experience, any experience of others facing similar contingencies of which the Company is aware and the particulars of the circumstances creating the contingency.
Postretirement Benefits - The Company sponsors unfunded defined benefit postretirement plans that cover certain former salaried and non-salaried employees. One postretirement benefit plan provides healthcare benefits and the other provides life insurance benefits. The Company consults with outside actuaries who use several statistical and other factors that attempt to estimate future events to calculate the expense and liability related to the plans. These factors include assumptions about the discount rate within certain guidelines. In addition, the Company's actuarial consultants also use subjective factors such as withdrawal and mortality rates and the expected healthcare cost trend rate to estimate these factors.
The actuarial assumptions used by the Company may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, higher or lower healthcare inflation rates or longer or shorter life spans of participants, among other things. Differences from these assumptions may result in a significant difference with the amount of postretirement benefits expense and liability that the Company recorded.
Derivative Financial Instruments - The Company uses derivative financial instruments to manage interest rate risk related to a portion of its long-term debt. The Company recognizes all derivatives at fair value as either assets or liabilities on the consolidated balance sheets and changes in the fair values of such instruments are recognized in earnings unless specific hedge accounting criteria are met. If specific cash flow hedge accounting criteria are met, the Company recognizes the changes in fair value of these instruments in other comprehensive income (loss) until the underlying debt instrument being hedged is settled or the Company determines that the specific hedge accounting criteria are no longer met.
On the date the interest rate derivative contract is entered into, the Company designates the derivative as either a fair value hedge or a cash flow hedge. The Company formally documents the relationship between hedging instruments and the hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. The Company links all hedges that are designated as fair value hedges to specific assets or liabilities on the balance sheet or to specific firm commitments. The Company links all hedges that are designated as cash flow hedges to forecasted transactions or to liabilities on the balance sheet. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If an existing derivative becomes not highly effective as a hedge, the Company discontinues hedge accounting prospectively. The Company assesses the effectiveness of the hedge based on total changes in the hedge's cash flows at each payment date as compared to the change in the expected future cash flows on the long-term debt.
Accounting Guidance
See Note 2 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K regarding the impact of recently adopted and recently issued accounting guidance on the Company's financial condition and results of operations.
Off-Balance Sheet Arrangements
It has not been the Company's practice to enter into off-balance sheet arrangements. In the normal course of business the Company periodically enters into agreements that incorporate general indemnification language. These indemnifications encompass such items as intellectual property rights, governmental regulations and/or employment-related matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. There has historically been no material losses related to such indemnifications, and the Company does not expect any material adverse claims in the future.
The Company is not engaged in any transactions, arrangements or other relationships with any unconsolidated entity or other third party that is reasonably likely to have a material effect on its consolidated results of operations, financial position or liquidity. In addition, the Company has not established any special purpose entity.
Asset Impairments
Changes in estimates and assumptions used in the Company's financial projections resulting from the factors discussed above for any of the Company's business segments could have a material impact on the fair value of goodwill, indefinite-lived intangible assets or other long-lived assets in future periods, which may result in material asset impairments, as more fully described in Item 1A, "Risk Factors - Weak economic conditions and further acceleration of check unit declines may continue to have an adverse effect on the Company's revenues and profitability and could result in additional impairment charges" in the Company's 2012 Form 10-K.

Restructuring
The Company has taken restructuring actions in the past in an effort to achieve manufacturing and contact center efficiencies and other cost savings. Past restructuring actions have related to both acquisitions and ongoing cost reduction initiatives and have included manufacturing plant closures, contact center closures and workforce rationalization. The Company anticipates future restructuring actions, where appropriate, to realize process efficiencies, to continue to align our cost structure with business needs and remain competitive in the marketplace. The Company expects to incur severance and severance-related costs, facilities closures costs and other costs such as inventory write-offs, training, hiring and travel in connection with future restructuring actions.
Presentation of Financial Information
As a result of the change in ownership from the MacAndrews Acquisition, under Generally Accepted Accounting Principles ("GAAP"), the Company is required to present the operating results for the year ended December 31, 2011 separately for the predecessor and successor periods. The period prior to the MacAndrews Acquisition (January 1 to December 21, 2011) is presented below as ''Predecessor." The periods subsequent to the MacAndrews Acquisition (the year ended December 31, 2012 and the period December 22 to December 31, 2011) are presented below as ''Successor.'' In the following discussion, the Successor operating results for the year ended December 31, 2012 are compared to the combined results of operations from the Predecessor and Successor periods for the year ended December 31, 2011. Likewise, the combined results of operations from the Predecessor and Successor periods for the year ended December 31, 2011 are also compared to the Predecessor results of operations for the year ended December 31, 2010. Although such presentation is not in accordance with GAAP, management believes this is the most informative way to present and discuss the Company's results of operations.
In addition, as a result of the MacAndrews Acquisition, the acquisition consideration has been allocated and pushed down to the Company. The effects of the acquisition accounting fair valuations are reflected in the Successor periods for 2011 and 2012. Those effects include but are not limited to increases in the carrying values of property, plant and equipment, intangible assets, and inventories and decreases in the carrying values of long-term debt and deferred revenues. The Successor periods, the year ended December 31, 2012 and the period December 22 to December 31, 2011, and future successor periods will include significantly higher interest expense, depreciation and amortization expense and lower revenues which will reduce net income significantly. However, since these effects are non-cash in nature, the Company's cash flow will not be adversely affected.

Consolidated Operating Results
The Company has organized its business along three reportable segments together with a corporate group for certain support services. The Company's operations are aligned on the basis of products, services and industry. Management measures and evaluates the reportable segments based on operating income. During the second quarter of 2012, the Company transferred certain product and service lines from the Scantron segment to other segments to better align complementary products and services. The HTS and MDT businesses were transferred to the Faneuil segment and the Survey Services business was transferred to the Harland Clarke segment. Prior period results in the tables below have been reclassified to reflect these business segment changes. The results for the former Harland Financial Solutions segment are reported as discontinued operations (see Note 21 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K) for all periods presented.
In the tables below, dollars are in millions.
2012 Compared to 2011
The operating results for 2012 and 2011, as reflected in the accompanying consolidated statements of operations and described below, include the acquired GlobalScholar and Spectrum K12 businesses from the respective dates of acquisition and the acquired Faneuil business from the date of common control (see Note 3 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K). These results do not include operating results for the former Harland Financial Solutions segment which are reported as discontinued operations.

Net Revenues:

	Successor		Predecessor	Combined
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011
Consolidated Net Revenues:
Harland Clarke segment	$1,142.6	$24.3	$1,120.2	$1,144.5
Scantron segment	119.9	4.4	118.2	122.6
Faneuil segment	155.0	2.7	68.8	71.5
Eliminations	(2.3)	—	(0.7)	(0.7)
Total	$1,415.2	$31.4	$1,306.5	$1,337.9
Net revenues increased by $77.3 million, or 5.8%, to $1,415.2 million in 2012 from $1,337.9 million in 2011.
Net revenues for the Harland Clarke segment decreased by $1.9 million, or 0.2%, to $1,142.6 million in 2012 from $1,144.5 million in 2011. The decrease was primarily due to volume declines, net of client additions and losses, in check and related products that reduced net revenues by $55.2 million. Net revenues in 2011 included revenue for a one-time payment of $6.5 million resulting from the loss of a client, which led to a net decrease in one-time payments in 2012 of $5.3 million as compared to 2011. These decreases were largely offset by an increase in revenues per unit that increased revenues by $28.5 million and a net benefit of $29.8 million for non-cash fair value acquisition accounting adjustments to deferred revenues and client incentives related to the MacAndrews Acquisition. Net revenues in 2011 included charges of $1.5 million for non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition.
Net revenues for the Scantron segment decreased by $2.7 million, or 2.2%, to $119.9 million in 2012 from $122.6 million in 2011. The decrease in net revenues was primarily due to volume declines in forms, scanners and services that reduced revenues by $9.6 million. The decrease was partially offset by higher revenue of $1.9 million in the GlobalScholar and Spectrum K12 businesses as a result of completed project implementations and increased intersegment sales of $1.5 million. In 2012, the Scantron segment incurred a net charge of $5.7 million for non-cash fair value acquisition accounting adjustments to deferred revenue related to the MacAndrews Acquisition compared to a net charge of $9.3 million in 2011 from non-cash fair value acquisition accounting adjustments to deferred revenues related to the acquisitions of the Spectrum K12 and GlobalScholar businesses, resulting in an increase in net revenue of $3.6 million.
Net revenues for the Faneuil segment increased by $83.5 million to $155.0 million in 2012 from $71.5 million in 2011 (during which only the HTS and MDT businesses were in the Faneuil segment prior to the MacAndrews Acquisition). The increase was primarily due to the Faneuil Acquisition which had revenues of $93.6 million in 2012 compared to revenues of $2.7 million in 2011 after the MacAndrews Acquisition. The resulting net increase in revenues from the Faneuil Acquisition of $90.9 million was partially offset by a decrease in net revenues of $7.4 million for the HTS and MDT businesses that were transferred from the Scantron segment, primarily due to net charges of $5.1 million from non-cash fair value acquisition accounting adjustments to deferred revenues related to the MacAndrews Acquisition. The remaining decrease was primarily due to declines in revenues related to installation and maintenance services for the HTS and MDT businesses.
Elimination of net revenues increased to $2.3 million in 2012 from $0.7 million in 2011 primarily due to intersegment sales of information technology services from the Scantron segment to the Harland Clarke segment.
Cost of Revenues:

	Successor		Predecessor	Combined
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011
Consolidated Cost of Revenues:
Harland Clarke segment	$740.8	$20.6	$688.1	$708.7
Scantron segment	72.0	3.4	83.1	86.5
Faneuil segment	121.3	2.1	45.2	47.3
Eliminations	(2.3)	—	(0.7)	(0.7)
Total	$931.8	$26.1	$815.7	$841.8
Cost of revenues increased by $90.0 million, or 10.7%, to $931.8 million in 2012 from $841.8 million in 2011.

Cost of revenues for the Harland Clarke segment increased by $32.1 million, or 4.5%, to $740.8 million in 2012 from $708.7 million in 2011. In 2012, the Harland Clarke segment incurred a net charge of $66.2 million for non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition, including a $54.0 million increase in depreciation and amortization and net charges of $12.2 million in other non-cash adjustments. The increase in cost of revenues was partially offset by a decrease in variable expenses related to volume declines of $17.7 million, a decrease in labor costs of $5.6 million primarily due to cost reduction initiatives implemented in the third quarter of 2012, a decrease in depreciation and amortization not related to acquisition accounting of $2.6 million and a decrease in other general overhead expenses of $2.6 million. Cost of revenues in 2011 also included an increase of $1.8 million in depreciation and amortization and a charge of $3.3 million for non-cash fair value acquisition accounting adjustments to inventory related to the MacAndrews Acquisition. Cost of revenues as a percentage of revenues for the Harland Clarke segment was 64.8% in 2012 compared to 61.9% in 2011 primarily due to the non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition.
Cost of revenues for the Scantron segment decreased by $14.5 million, or 16.8%, to $72.0 million in 2012 from $86.5 million in 2011. In 2012, the Scantron segment incurred a net benefit of $21.8 million for non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition as a result of a decrease in depreciation and amortization of $21.7 million and a $0.1 million benefit for other non-cash adjustments compared to a net benefit of $0.4 million in 2011 for non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition. Cost of revenues was also reduced by lower direct costs of $0.9 million due to lower volumes of forms and scanners sold and higher cost deferrals in 2012 of $0.5 million related to implementation services for revenues that have not yet been recognized. These cost reductions were partially offset by higher labor and other expenses of $6.2 million due to an increase in implementation resources and $1.4 million of higher amortization due to new product releases. Cost of revenues as a percentage of revenues for the Scantron segment was 60.1% in 2012 as compared to 70.6% in 2011 primarily due to the net benefit for non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition.
Cost of revenues for the Faneuil segment increased by $74.0 million to $121.3 million in 2012 from $47.3 million in 2011 (during which only the HTS and MDT businesses were in the Faneuil segment prior to the MacAndrews Acquisition). The increase was primarily due to the Faneuil Acquisition which had cost of revenues of $76.9 million in 2012 compared to cost of revenues of $2.1 million in 2011 after the MacAndrews Acquisition. The resulting increase in cost of revenues from the Faneuil Acquisition of $74.8 million was partially offset by a decrease in cost of revenues of $0.8 million for the HTS and MDT businesses that were transferred from the Scantron segment. The decrease was primarily due to a net benefit of $1.8 million for non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition, including a decrease in depreciation and amortization of $2.5 million and a net charge of $0.7 million for other non-cash adjustments, volume declines and lower labor and related expenses for the HTS and MDT businesses, partially offset by an increase in depreciation and amortization not related to the MacAndrews Acquisition. Cost of revenues as a percentage of revenues for the Faneuil segment was 78.3% in 2012 compared to 66.2% in 2011 due to the change in business mix resulting from the Faneuil Acquisition.
Elimination of cost of revenues increased to $2.3 million in 2012 from $0.7 million in 2011 period primarily due to intersegment sales of information technology services from the Scantron segment to the Harland Clarke segment.
Selling, General and Administrative Expenses:

	Successor		Predecessor	Combined
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011
Consolidated Selling, General and Administrative Expenses:
Harland Clarke segment	$176.0	$4.3	$181.8	$186.1
Scantron segment	68.7	2.4	75.7	78.1
Faneuil segment	22.4	0.4	11.5	11.9
Corporate	18.7	0.3	14.8	15.1
Total	$285.8	$7.4	$283.8	$291.2
Selling, general and administrative expenses decreased by $5.4 million, or 1.9%, to $285.8 million in 2012 from $291.2 million in 2011.

Selling, general and administrative expenses for the Harland Clarke segment decreased by $10.1 million, or 5.4%, to $176.0 million in 2012 from $186.1 million in 2011. In 2012, the Harland Clarke segment incurred a net benefit of $2.7 million for non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition, including a $4.4 million benefit for other non-cash adjustments and a $1.7 million increase in depreciation and amortization. The decrease was also due to a decrease in labor costs of $3.7 million due primarily to cost reduction initiatives implemented in the third quarter of 2012, a decrease in other overhead costs of $3.6 million and a decrease in advertising and promotion costs of $1.6 million. These decreases were partially offset by an increase in depreciation and amortization not related to acquisition accounting of $1.4 million. Selling, general and administrative expenses in 2011 also included a benefit of $0.3 million for non-cash fair value acquisition accounting adjustments to pre-paid advertising related to the MacAndrews Acquisition. Selling, general and administrative expenses as a percentage of revenues for the Harland Clarke segment were 15.4% in 2012 compared to 16.3% in 2011 primarily due to the benefit for other non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition and cost reduction actions for selling, general and administrative expenses implemented in the third quarter of 2012.
Selling, general and administrative expenses for the Scantron segment decreased $9.4 million, or 12.0%, to $68.7 million in 2012 from $78.1 million in 2011. The decrease was primarily due to cost savings of $6.9 million resulting from cost reductions and restructuring activities, a decrease of $2.8 million resulting from an increase in capitalization of internal software development costs and a decrease of $0.9 million for outside services related to projects to increase efficiencies. These cost decreases were partially offset by charges for non-cash fair value acquisition accounting adjustments related to the MacAndrews Acquisition of $1.1 million for increased depreciation and amortization. Selling, general and administrative expenses as a percentage of revenues for the Scantron segment was 57.3% in 2012 compared to 63.7% in 2011 primarily due to cost reduction initiatives and higher capitalization of internal software development costs in 2012.
Selling, general and administrative expenses for the Faneuil segment increased by $10.5 million to $22.4 million in 2012 from $11.9 million in 2011 (during which only the HTS and MDT businesses were in the Faneuil segment prior to the MacAndrews Acquisition). The increase was primarily due to the Faneuil Acquisition which had selling, general and administrative expenses of $11.7 million in 2012 compared to selling, general and administrative expenses of $0.4 million in 2011 after the MacAndrews Acquisition. The resulting net increase in selling, general and administrative expenses from the Faneuil Acquisition of $11.3 million was inclusive of $0.2 million of transaction costs and $0.6 million of unusual legal expenses. These increases were partially offset by a decrease in selling, general and administrative expenses of $0.8 million due to cost reductions for the HTS and MDT businesses that were transferred from the Scantron segment. Selling, general and administrative expenses as a percentage of revenues for the Faneuil segment was 14.5% in 2012 compared to 16.6% in 2011 due to the change in business mix resulting from the Faneuil Acquisition.
Corporate selling, general and administrative expenses increased by $3.6 million, or 23.8%, to $18.7 million in 2012 from $15.1 million in 2011 primarily due to transaction expenses of $2.8 million for the recent debt refinancing, the MacAndrews Acquisition and other acquisition activities as well as $0.2 million for unusual legal fees. The remainder of the increase was primarily due to increased labor and related costs.
Revaluation of Contingent Consideration
Operating expenses decreased by $23.6 million in 2011 due to a net decrease in the fair value of accrued contingent consideration, which resulted from a decrease in revenue projections that would trigger a payment.
Asset Impairment Charges
During 2012, the Company recorded non-cash impairment charges of $0.8 million for the Faneuil segment related to abandoned leasehold improvements resulting from the loss of a client and $0.8 million for the Harland Clarke segment related to assets that were determined to have limited future use and to adjust the fair value of assets held for sale. During 2011, the Company recorded non-cash impairment charges of $108.3 million for the Scantron segment, $2.7 million for the Faneuil segment and $0.6 million for the Harland Clarke segment. The impairment charges for the Scantron segment was primarily related to the annual impairment tests for Scantron's goodwill and indefinite-lived tradename. The impairment charges for the Faneuil and Harland Clarke segments primarily related to assets that were determined to have limited future use.
See Notes 5, 6, 7 and 13 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K for additional information regarding these asset impairment charges.
Restructuring Costs
The Company has adopted plans to strengthen operating margins and leverage incremental synergies within the printing plants, contact centers and selling, general and administrative areas by relying on the Company's shared services capabilities and reorganizing certain operations and sales and support functions.

During 2012, the Company recorded restructuring costs of $11.0 million for the Harland Clarke segment and Corporate, $5.8 million for the Scantron segment and $1.7 million for the Faneuil segment related to these plans. During 2011, the Company recorded restructuring costs of $7.7 million for the Harland Clarke segment and Corporate and $4.5 million for the Scantron segment related to these plans (see Note 15 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K).
Interest Income
Interest income was $0.9 million in 2012 as compared to $0.4 million  in 2011. The increase in interest income was primarily due to an increase in notes receivable outstanding from a related party (see Note 17 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K).
Interest Expense

	Successor		Predecessor	Combined
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011
Interest Expense	$(221.6)	$(6.6)	$(104.8)	$(111.4)
Interest expense was $221.6 million in 2012 as compared to $111.4 million in 2011. The increase in interest expense was primarily due to fair value acquisition accounting adjustments to the principal amount of debt outstanding related to the MacAndrews Acquisition that resulted in a $111.5 million increase in non-cash interest expense as well as higher interest rates for extended term loans and senior secured notes in 2012 compared to 2011. These increases were partially offset by other fair value acquisition accounting adjustments to deferred financing costs and interest rate swaps related to the MacAndrews Acquisition that resulted in a $13.6 million decrease in non-cash interest expense as well as a decrease in total debt outstanding in 2012 compared to 2011.
Loss on Early Extinguishment of Debt
The loss on early extinguishment of debt of $34.2 million in 2012 relates to refinancing transactions. The loss consists of the write-off of unamortized acquisition accounting-related fair value discount, which was attributable to the MacAndrews Acquisition (see Note 3 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K). During 2011, the Company extinguished debt with a total principal amount of $2.5 million with a carrying value of $1.6 million, after acquisition accounting related fair value adjustments, by purchasing 2015 Senior Notes in an individually negotiated transaction for a purchase price of $1.7 million, resulting in a loss of $0.1 million.
Loss from Equity Method Investment
During 2012, the Company recorded its share of losses incurred by an investee accounted for by the equity method after the date certain equity securities of the investee were purchased by the Company.
Other (Expense) Income, Net
Other (expense) income, net was expense of $0.2 million in 2012 as compared to income of $13.2 million in 2011 primarily due to a loss in 2012 and a gain in 2011 on the sale of marketable securities.
Provision for Income Taxes on Continuing Operations
The Company's effective tax rate was 37.2% in 2012, 37.5% for the period December 22 to December 31, 2011 and 125.0% for the period January 1 to December 21, 2011. The effective tax benefit rate for the 2012 period reflects the effect of changes in state tax legislation. The effective tax provision rate for the period January 1 to December 21, 2011 reflects the impairment of non-deductible goodwill, partially offset by $22.8 million of reductions of contingent consideration related to acquisitions that are not subject to income taxes, a release of a reserve for uncertain tax positions of $1.2 million and a release of a valuation allowance reserve for capital loss carryovers utilized of $0.9 million.

2011 Compared to 2010
The operating results for 2011 and 2010, as reflected in the accompanying consolidated statements of operations and described below, include the acquired GlobalScholar and Spectrum K12 businesses from the respective dates of acquisition and the acquired Faneuil business from the date of common control (see Note 3 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K). These results do not include operating results for the former Harland Financial Solutions segment which are reported as discontinued operations.

Net Revenues:

	Successor	Predecessor	Combined	Predecessor
	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011	Year ended December 31, 2010
Consolidated Net Revenues:
Harland Clarke segment	$24.3	$1,120.2	$1,144.5	$1,203.4
Scantron segment	4.4	118.2	122.6	119.5
Faneuil segment	2.7	68.8	71.5	66.3
Eliminations	—	(0.7)	(0.7)	(0.7)
Total	$31.4	$1,306.5	$1,337.9	$1,388.5
Net revenues decreased by $50.6 million, or 3.6%, to $1,337.9 million in 2011 from $1,388.5 million in 2010.
Net revenues for the Harland Clarke segment decreased by $58.9 million, or 4.9%, to $1,144.5 million in 2011 from $1,203.4 million in 2010. The decrease was primarily due to volume declines, net of client additions and losses, in check and related products that reduced net revenues by $49.6 million, as well as a $10.9 million decrease resulting from a decline in sales of a solution to assist financial institutions with the implementation of new federal regulations in 2010 and a decline in survey services of $2.5 million. The decline in revenue was partially offset by an increase in revenues per unit that increased net revenues by $4.2 million. Net revenues in 2011 included revenue for a one-time payment of $6.5 million resulting from the loss of a client, a net increase of $1.7 million as compared to 2010. Net revenues included charges for non-cash fair value acquisition accounting adjustments to deferred revenues and client incentives of $1.5 million related to the MacAndrews Acquisition.
Net revenues for the Scantron segment increased by $3.1 million or 2.6%, to $122.6 million in 2011 from $119.5 million in 2010. The increase was primarily due to the acquisitions of GlobalScholar and Spectrum K12, which contributed incremental net revenues of $10.2 million, partially offset by volume declines in sales of forms that decreased net revenues by $5.1 million and a reduction in sales of a web-based solution that reduced net revenues by $2.0 million. Net revenues in 2011 included charges for non-cash fair value acquisition accounting adjustments to deferred revenue of $8.8 million related to the GlobalScholar and Spectrum K12 acquisitions and $0.5 million related to the MacAndrews Acquisition. In addition, as further discussed in "Economic and Other Factors Affecting the Businesses of the Company," GlobalScholar and Spectrum K12 have not established VSOE of fair value for their multiple-element contracts and also have contracts with substantive customer acceptance provisions, resulting in a substantial deferral of revenues into future periods. Deferred revenue related to GlobalScholar and Spectrum K12 increased by $28.9 million during 2011.
Net revenues for the Faneuil segment increased by $5.2 million or 7.8%, to $71.5 million in 2011 (during which only the HTS and MDT businesses were in the Faneuil segment prior to the MacAndrews Acquisition) from $66.3 million in 2010 due to net revenues of $2.7 million in 2011 attributable to the Faneuil Acquisition and an increase in net revenues of $2.5 million for the HTS and MDT businesses that were transferred from the Scantron segment. The increase in revenues for the HTS and MDT businesses was primarily due to installation and maintenance services.
Cost of Revenues:

	Successor	Predecessor	Combined	Predecessor
	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011	Year ended December 31, 2010
Consolidated Cost of Revenues:
Harland Clarke segment	$20.6	$688.1	$708.7	$737.9
Scantron segment	3.4	83.1	86.5	59.7
Faneuil segment	2.1	45.2	47.3	39.9
Eliminations	—	(0.7)	(0.7)	(0.7)
Total	$26.1	$815.7	$841.8	$836.8
Cost of revenues increased by $5.0 million, or 0.6%, to $841.8 million in 2011 from $836.8 million in 2010.

Cost of revenues for the Harland Clarke segment decreased by $29.2 million, or 4.0%, to $708.7 million in 2011 from $737.9 million in 2010. The decrease in cost of revenues was primarily due to decreases in depreciation and amortization expense of $11.5 million, labor cost reductions of $10.0 million primarily resulting from restructuring activities, lower delivery, materials and other variable overhead expenses of $8.2 million resulting from lower volumes and a decrease in other overheads of $4.4 million. Cost of revenues in 2011 also included an increase of $1.8 million for depreciation and amortization and a charge of $3.3 million for non-cash fair value acquisition accounting adjustments to inventory, which will not recur, related to the MacAndrews Acquisition. Cost of revenues as a percentage of revenues for the Harland Clarke segment was 61.9% in 2011 as compared to 61.3% in 2010.
Cost of revenues for the Scantron segment increased by $26.8 million, or 44.9%, to $86.5 million in 2011 from $59.7 million in 2010. The increase was primarily due to costs of $28.9 million associated with the businesses acquired in the Spectrum K12 and GlobalScholar acquisitions including $17.1 million in amortization expense in 2011 resulting from intangible assets recorded in connection with these acquisitions. These costs were partially offset by a decrease of $1.7 million primarily due to lower volumes of forms and other cost reductions. Cost of revenues in 2011 also included a decrease of $0.7 million for depreciation and amortization and a charge of $0.3 million for non-cash fair value acquisition accounting adjustments to inventory, which will not recur, related to the MacAndrews Acquisition. Cost of revenues as a percentage of revenues for the Scantron segment was 70.6% in 2011 as compared to 50.0% in 2010. The increase in cost of revenues as a percentage of revenues were primarily due to the amortization expense and other costs associated with the acquisitions, non-cash fair value acquisition accounting adjustments that reduced revenue by $9.3 million and the deferral of revenue for certain amounts billed and collected as further described above in the Net Revenues section.
Cost of revenues for the Faneuil segment increased by $7.4 million, or 18.5%, to $47.3 million in 2011 (during which only the HTS and MDT businesses were in the Faneuil segment prior to the MacAndrews Acquisition) from $39.9 million in 2010 due to cost of revenues of $2.1 million in 2011 attributable to the Faneuil Acquisition and an increase in cost of revenues of $5.3 million for the HTS and MDT businesses that were transferred from the Scantron segment. The increase for the HTS and MDT businesses was primarily due to higher volumes and higher labor and related expenses. Cost of revenues as a percentage of revenues for the Faneuil segment was 66.2% in 2011 as compared to 60.2% in 2010 primarily due to a change in business mix.
Selling, General and Administrative Expenses:

	Successor	Predecessor	Combined	Predecessor
	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011	Year ended December 31, 2010
Consolidated Selling, General and Administrative Expenses:
Harland Clarke segment	$4.3	$181.8	$186.1	$208.3
Scantron segment	2.4	75.7	78.1	43.9
Faneuil segment	0.4	11.5	11.9	12.7
Corporate	0.3	14.8	15.1	15.2
Total	$7.4	$283.8	$291.2	$280.1
Selling, general and administrative expenses increased by $11.1 million, or 4.0%, to $291.2 million in 2011 from $280.1 million in 2010.
Selling, general and administrative expenses for the Harland Clarke segment decreased by $22.2 million, or 10.7%, to $186.1 million in 2011 from $208.3 million in 2010. The decrease was primarily due to labor cost reductions of $10.3 million mostly resulting from restructuring activities, lower travel costs of $4.1 million, a decline in other general overhead expenses of $3.3 million, lower professional fees of $2.1 million and a decline in facility expenses of $1.4 million. Selling, general and administrative expenses in 2011 also included a benefit of $0.3 million for non-cash fair value acquisition accounting adjustments to pre-paid advertising related to the MacAndrews Acquisition. Selling, general and administrative expenses as a percentage of revenues for the Harland Clarke segment was 16.3% in 2011 as compared to 17.3% in 2010. The decrease in selling, general and administrative expenses as a percentage of revenues was primarily a result of restructuring and other cost reduction activities.

Selling, general and administrative expenses for the Scantron segment increased $34.2 million, or 77.9%, to $78.1 million in 2011 from $43.9 million in 2010. The increase was primarily due to costs of $30.8 million associated with the businesses acquired in the Spectrum K12 and GlobalScholar acquisitions, a $2.4 million increase in costs related to the integration of the GlobalScholar and Spectrum acquisitions and a $1.8 million decrease in capitalized costs, partially offset by a $0.7 million decrease in professional fees. Selling, general and administrative expenses as a percentage of revenues for the Scantron segment was 63.7% in 2011 as compared to 36.7% in 2010. The increase in selling, general and administrative expenses as a percentage of revenues was primarily due to costs associated with the acquisitions, non-cash fair value acquisition accounting adjustments that reduced revenue by $9.3 million and the deferral of revenue for certain amounts billed and collected, as further described above in the Net Revenues section and increased product development expenses.
Selling, general and administrative expenses for the Faneuil segment decreased by $0.8 million, or 6.3%, to $11.9 million in 2011 (during which only the HTS and MDT businesses were in the Faneuil segment prior to the MacAndrews Acquisition)from $12.7 million in 2010 due to a decrease in selling, general and administrative expenses of $1.2 million for the HTS and MDT businesses that were transferred from the Scantron segment, partially offset by selling, general and administrative expenses of $0.4 million in 2011 attributable to the Faneuil Acquisition. The decrease in selling, general and administrative expenses for the HTS and MDT businesses was primarily due to cost reductions. Selling, general and administrative expenses as a percentage of revenues for the Faneuil segment was 16.6% in 2011 as compared to 19.2% in 2010 due to a change in business mix.
Corporate selling, general and administrative expenses decreased $0.1 million, or 0.7%, to $15.1 million in 2011 from $15.2 million in 2010 primarily due to decreases in general overhead costs.
Revaluation of Contingent Consideration
Operating expenses decreased by $23.6 million in 2011 due to decreases in the fair value of accrued contingent consideration related to the GlobalScholar, Spectrum K12 and SubscriberMail acquisitions, which resulted from 2011 actual and 2012 projected revenues below the threshold amounts that would trigger a payment. Operating expenses increased by $0.3 million in 2010 due to an increase in the fair value of accrued contingent consideration related to the Spectrum K12 acquisition, which resulted from accruals for the incentive compensation component of the arrangement.
Asset Impairment Charges
During 2011, the Company recorded non-cash impairment charges of $108.3 million for the Scantron segment, $2.7 million for the Faneuil segment and $0.6 million for the Harland Clarke segment. The impairment charges for the Scantron segment was primarily related to the annual impairment tests for Scantron's goodwill and indefinite-lived tradename. The impairment charges for the Faneuil and Harland Clarke segments primarily related to assets that were determined to have limited future use. During 2010, the Company recorded non-cash impairment charges of $3.7 million for the Harland Clarke segment primarily related to the abandonment of a development project, an adjustment to the carrying value of certain held for sale facilities to reflect an updated estimate for the fair values less costs to sell and restructuring related impairments of property, plant and equipment.
See Notes 5, 6, 7 and 13 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K Report on Form 10-K for additional information regarding these asset impairment charges.
Restructuring Costs
The Company has adopted plans to strengthen operating margins and leverage incremental synergies within the printing plants, contact centers and selling, general and administrative areas by relying on the Company's shared services capabilities and reorganizing certain operations and sales and support functions.
During 2011, the Company recorded restructuring costs of $7.7 million for the Harland Clarke segment and Corporate and $4.5 million for the Scantron segment related to these plans. During 2010, the Company recorded restructuring costs of $12.3 million for the Harland Clarke segment and Corporate, $6.6 million for the Scantron segment and $0.6 million for the Faneuil segment related to these plans (see Note 15 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K).
Interest Income
Interest income was $0.4 million in 2011 as compared to $0.7 million in 2010. The decrease in interest income was primarily due to decreased interest on notes receivable from a related party (see Note 17 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K).

Interest Expense

	Successor	Predecessor	Combined	Predecessor
	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011	Year ended December 31, 2010
Interest Expense	$(6.6)	$(104.8)	$(111.4)	$(115.5)
Interest expense was $111.4 million in 2011 as compared to $115.5 million in 2010. The decrease in interest expense was primarily due to lower effective interest rates as well as a decrease in total debt outstanding, partially offset by acquisition accounting related fair value adjustments of $2.1 (see Note 11 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K).
Loss on Early Extinguishment of Debt
During 2011, the Company extinguished debt with a total principal amount of $2.5 million with a carrying value of $1.6 million, after acquisition accounting related fair value adjustments, by purchasing 2015 Senior Notes in an individually negotiated transaction for a purchase price of $1.7 million, resulting in a loss of $0.1 million. The Company did not purchase any 2015 Senior Notes during the 2010 period (see Note 11 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K).
Other (Expense) Income, Net
Other (expense) income, net was income of $13.2 million in 2011 as compared to income of $0.1 million in 2010. The income in 2011 and 2010 was due to gains on the sale of marketable securities.
Provision for Income Taxes on Continuing Operations
The Company's effective tax rate was 37.5% for the period December 22 to December 31, 2011, 125.0% for the period January 1 to December 21, 2011 and 35.8% in 2010. The increase in the effective tax rate for the period January 1 to December 21, 2011 was primarily due to the impairment of non-deductible goodwill partially offset by $22.8 million of reductions of contingent consideration in the period January 1 to December 21, 2011 related to acquisitions that were not subject to income taxes.
Related Party Transactions
Notes Receivable
On December 27, 2011, the Company entered into a revolving credit agreement with its indirect parent, MacAndrews, whereby MacAndrews could borrow an amount not exceeding $30.0 million. The facility is unsecured, bears interest at LIBOR plus 2% and matures in December 2013. The facility was drawn in full by MacAndrews on December 27, 2011 and remained outstanding at December 31, 2012. Interest income of $0.8 was recorded and related payments were received during 2012.
In 2008, Harland Clarke Holdings acquired the senior secured credit facility and outstanding note of Delphax Technologies, Inc. ("Delphax"), the supplier of Imaggia printing machines and related supplies and service for the Harland Clarke segment. The senior secured credit facility and note were paid in full and cancelled on November 9, 2011. The senior secured credit facility was comprised of a revolving credit facility of up to $14.0 million, subject to borrowing limitations set forth therein that originally matured in September 2011. Contemporaneous with its acquisition of the senior secured credit facility and the note, Harland Clarke Holdings also acquired 250,000 shares of Delphax common stock from the previous holder of the Delphax note. In May 2011, the note was restated to set the interest rate to 8.0%, effective October 1, 2010, and to require the repayment of $1.0 million of principal in 2011 and the senior secured credit facility was extended to mature in September 2012.
During 2011, the Company received $4.0 million in payments on the note, fully repaying the principal balance of the note. During 2010, the Company received $3.0 million in payments on the note, bringing the principal balance of the note and the senior secured credit facility to $4.0 million and $0.0 million, respectively, at December 31, 2010. Interest income of $0.2 million and $0.4 million and was recorded during 2011 and 2010, respectively.
Other
The Company expensed $2.7 million annually during 2012, 2011 and 2010 for services provided to the Company by M & F Worldwide. This amount is reflected in selling, general and administrative expenses and accrued expenses.
In 2012 and 2011, the Company paid cash dividends of $32.3 million and $61.3 million, respectively, to M & F Worldwide as permitted by restricted payment baskets within the Company's debt agreements.

As discussed in Note 8 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K, the Company made net payments to and had net receivables with M & F Worldwide related to a tax sharing agreement. The Company also had a net payable to MacAndrews related to a tax sharing agreement.
The Company participates in MacAndrews directors and officers insurance program, which covers the Company as well as MacAndrews and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews for its allocable portion of the premiums for such coverage, which the Company believes are more favorable than the premiums the Company could secure were it to secure its own coverage. At December 31, 2012, the Company recorded prepaid expenses and other assets of $0.7 million and $1.0 million, respectively, related to the directors and officers insurance program in the accompanying consolidated balance sheets included elsewhere in this Current Report on Form 8-K. At December 31, 2011, the Company had no prepaid expenses related to the directors and officers insurance program recorded in the accompanying consolidated balance sheets included elsewhere in this Current Report on Form 8-K. The Company paid $2.0 million, $0.1 million and $0.0 million to MacAndrews in 2012, 2011 and 2010, respectively, under the insurance program.

Liquidity and Capital Resources
Cash Flow Analysis
The following table summarizes our historical cash flows:

	Successor		Predecessor	Combined	Predecessor
(In millions)	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011	Year ended December 31, 2010
Cash Provided By (Used In):
Operating activities	$237.6	$20.1	$220.0	$240.1	$273.0
Investing activities	(59.6)	(82.8)	(182.3)	(265.1)	(73.9)
Financing activities	(177.8)	(20.7)	(64.0)	(84.7)	(51.5)
2012 Compared to 2011
The Company's net cash provided by operating activities in 2012 was $237.6 million compared to $240.1 million in 2011. The decrease in net cash provided by operating activities of $2.5 million was due to a $26.2 million decrease in cash flow from operations, which was substantially offset by a $23.7 million increase in cash flows from changes in operating assets and liabilities. The decrease in cash flow from operations was due to a decrease in net income after adjusting for the effects of financing and investing activities and non-cash operating items including depreciation and amortization, asset impairments and deferred income taxes. The increase in cash flows from changes in operating assets and liabilities was primarily due to an increase in deferred revenues, which had an impact of $53.7 million, partially offset by an increase in accounts receivable, which had an impact of $32.3 million.
The Company's net cash used in investing activities was $59.6 million in 2012 compared to $265.1 million in 2011. The decrease in net cash used in investing activities in 2012 compared to 2011 was due to decreased payments for acquisitions of $98.9 million and a $42.9 million increase in proceeds from the sale of marketable securities. The Company also purchased marketable securities for $56.5 million and funded a related party note receivable in the amount of $30.0 million in 2011. These decreases in net cash used in investing activities were partially offset by a $7.1 million increase in capitalized computer software development expenditures in 2012 compared to 2011 and a $7.0 million payment for an investment in a business accounted for under the equity method.
The Company's net cash used in financing activities was $177.8 million in 2012 compared to $84.7 million in 2011. The increase in net cash used in financing activities was primarily due to an increase in repayments of credit agreements and other borrowings of $320.6 million largely the result of an amendment and extension of the Company's credit agreement, a payment to parent of $33.8 million in 2012 for the Faneuil Acquisition as further described in Note 3 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K, debt issuance costs of $12.7 million in 2012 related to refinancing activities and a $7.6 million increase in payments related to derivative instruments in 2012 compared to 2011. These decreases in net cash used in financing activities were partially offset by proceeds of $225.6 million from the issuance of 9.75% senior secured notes and borrowings of $25.0 million by Faneuil on a revolving credit facility with an affiliate of MacAndrews in 2012 as further described in Note 11 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K. There was also a decrease in dividends paid to parent of $29.0 million in 2012 compared to 2011.

2011 Compared to 2010
The Company's net cash provided by operating activities for the year ended December 31, 2011 was $240.1 million compared to $273.0 million during the year ended December 31, 2010. The decrease in net cash provided by operating activities of $32.9 million was due to a $20.0 million decrease in cash flow from operations and a $12.9 million decrease in cash flows from changes in operating assets and liabilities. The decrease in cash flow from operations was primarily due to a decrease in net income after adjusting for the effects of investing activities and non-cash operating items including asset impairments, depreciation and amortization and deferred income taxes. The decrease in cash flows from operating assets and liabilities were primarily due to payments under long-term incentive compensation plans during 2011 of $17.5 million at the end of the plans' three-year cycle and increases in payments for other annual incentive compensation plans of $4.0 million during 2011 compared to 2010, partially offset by a $10.8 million increase in deferred revenues during 2011 compared to 2010.
The Company's net cash used in investing activities was $265.1 million for year ended December 31, 2011 compared to $73.9 million for the year ended December 31, 2010. The increase in cash used in investing activities during 2011 compared to 2010 was primarily due to increased payments for acquisitions of $73.9 million, higher capital expenditures of $20.1 million and an $11.3 million decrease in proceeds from the sale of marketable securities. The Company also purchased marketable securities for $56.5 million and funded a related party note receivable in the amount of $30.0 million in 2011.
The Company's net cash used in financing activities was $84.7 million for the year ended December 31, 2011 compared to $51.5 million for the year ended December 31, 2010. The increase in net cash used in financing activities was primarily due to a $30.1 million increase in dividends paid to parent in 2011 compared to 2010.
Cash Flows for Discontinued Operations
Cash flows for the former Harland Financial Solutions segment are included in the historical cash flows table and related discussion above. Cash flows for the former Harland Financial Solutions segment included in the table above are as follows:

	Successor		Predecessor	Combined	Predecessor
(In millions)	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2011	Year ended December 31, 2010
Cash Provided By (Used In):
Operating activities	$75.5	$4.7	$40.6	$45.3	$56.0
Investing activities	(15.5)	—	(8.0)	(8.0)	(40.9)
Financing activities	—	—	—	—	—
The Company's Consolidated Contractual Obligations
The Company has certain cash obligations and other commercial commitments which will affect its short-term liquidity. At December 31, 2012, such obligations and commitments, which do not include options for renewal, were as follows:

	Payments Due by Period
(In millions)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Revolving credit facilities(1)(8)	$—	$—	$—	$—	$—
Senior secured term loans(2)(8)	1,406.0	77.0	859.4	469.6	—
Senior notes(3)(8)	475.6	—	475.6	—	—
Senior secured notes(4)(8)	235.0	—	—	—	235.0
Interest on long-term debt(5)(8)	381.2	118.3	168.4	81.1	13.4
Capital lease obligations	3.3	1.7	1.5	0.1	—
Operating lease obligations	82.7	26.0	32.2	17.9	6.6
Raw material purchase obligations	16.6	16.6	—	—	—
Other long-term liabilities	15.7	0.1	8.8	1.6	5.2
Client incentive payments(6)	50.9	20.1	26.2	4.6	—
Other purchase obligations(7)	56.6	22.2	22.5	11.9	—
Postretirement benefits payments	6.7	0.7	1.3	1.3	3.4
Total	$2,730.3	$282.7	$1,595.9	$588.1	$263.6
___________

(1)
Consists of our $100.0 million revolving credit facility, which was to mature on June 28, 2013. See Notes 11 and 20 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K for a discussion of refinancing transactions with respect to our revolving credit facility completed on February 20, 2013.

(2)
$1,800.0 million senior secured term loans will mature on June 30, 2014 and June 30, 2017, and the Company is required to make payments of principal in quarterly installments. See Note 11 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K.

(3)
The senior notes will mature in 2015 and include $271.3 million of fixed rate notes and $204.3 million of floating rate notes. See Note 11 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K.

(4)	The senior secured notes will mature on August 1, 2018. See Note 11 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K.

(5)
Interest on long-term debt assumes that all floating rates of interest remain the same as those in effect at December 31, 2012 and includes the effect of the Company's interest rate derivative arrangement on future cash payments for the remaining period of the derivative. The payments noted above also assume that the level of borrowing under the revolving credit facility remains at zero, as it was on December 31, 2012, and all mandatory payments are made.

(6)	Represents unpaid amounts under existing client contracts.

(7)
Purchase obligations include amounts due under contracts with third-party service providers. Such contracts are primarily for information technology services including license rights for mainframe software usage, voice and network data services and telecommunication services. The Company routinely issues purchase orders to numerous vendors for the purchase of inventory and other supplies. These purchase orders are generally cancelable with reasonable notice to the vendor. As such, these purchase orders are not included in the purchase obligations presented in the table above.

(8)
The credit facilities, senior notes and senior secured notes include early repayment provisions if certain events occur, including excess cash flow payments with respect to the senior secured credit facilities. See Note 11 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K. Payments in the table above assume that only mandatory principal payments will be made and that there will be no prepayments.

At December 31, 2012, the Company had a net deferred tax liability of $577.6 million. See Note 8 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K. Deferred tax liabilities are temporary differences between tax and financial statement basis of assets and do not directly relate to income taxes to be paid in the future. At December 31, 2012, the Company had unrecognized tax benefits of $10.2 million for which the Company is unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authority. Thus, these liabilities have not been included in the contractual obligations table.
The Company's Credit Agreement
Extended Term Loans
On July 24, 2012, an amendment (the "Amendment") entered into on May 10, 2012 by the Company to its credit agreement (the "Credit Agreement") dated as of April 4, 2007 became effective, thereby extending the maturity of $973.0 million of term loans under the Credit Agreement (the "Extended Term Loans") from June 2014 to June 2017 (subject to a springing maturity 90 days prior to the maturity date of the Company's 2015 Senior Notes (as defined hereinafter) if such notes have not been repaid, extended or refinanced). The Amendment also includes several covenants in addition to those covenants in the Credit Agreement.
The effectiveness of the Amendment was conditioned on, among other customary conditions, the repayment of $280.2 million of the Extended Term Loans, which repayment was made with net proceeds from the issuance of the 2018 Senior Secured Notes (as defined hereinafter) and cash on hand. After giving effect to such repayment and the effectiveness of the Amendment, there were $692.8 million of Extended Term Loans outstanding and $729.0 million of non-extended term loans (the "Non-Extended Term Loans") outstanding.
The Company is required to repay the Extended Term Loans in equal quarterly installments in aggregate annual amounts equal to 10% of the original extended amount after giving effect to the $280.2 million prepayment thereof required as a condition precedent to the effectiveness of the Amendment.
The Extended Term Loans bear, at the Company's option, interest at:

•	A rate per annum equal to the higher of (a) the prime rate of Credit Suisse and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin of 4.25% per annum; or

•	A rate per annum equal to a reserve-adjusted LIBOR rate, plus an applicable margin of 5.25% per annum.

Non-Extended Term Loans
On April 4, 2007, the Company and substantially all of its subsidiaries as co-borrowers entered into the Credit Agreement. The Credit Agreement provides for a $1,800.0 million senior secured loan which was drawn at closing on May 1, 2007 and matures on June 30, 2014 with respect to the Non-Extended Term Loans. The Company is required to repay the Non-Extended Term Loans in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount multiplied by the ratio of Non-Extended Term Loans outstanding on the effective date of the Amendment to the total Non-Extended Term Loans and Extended Term Loans outstanding on the effective date of the Amendment prior to giving effect to the prepayment required as a condition precedent to the effectiveness of the Amendment. In addition, the Credit Agreement requires that a portion of the Company's excess cash flow be applied to prepay amounts borrowed, as further described below.
The Credit Agreement also provides for a $100.0 million revolving credit facility (the "Revolver") that matures on June 28, 2013. The Revolver includes an up to $60.0 million subfacility in the form of letters of credit and an up to $30.0 million subfacility in the form of short-term swing line loans. The Revolver was terminated on February 20, 2013 upon the execution of a new revolving credit facility. See Note 20 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K for a discussion of the new revolving credit facility.
All obligations under the credit facilities are guaranteed by the Company's direct parent and by each of the Company's direct and indirect present domestic subsidiaries and future wholly-owned domestic subsidiaries. The credit facilities are secured by a perfected first priority security interest in substantially all of the Company and the guarantors' assets, other than voting stock in excess of 65.0% of the outstanding voting stock of each direct foreign subsidiary and certain other excluded property.
The term loan facility requires that a portion of the Company's excess cash flow (as defined in the senior secured credit facilities) be applied to prepay amounts borrowed thereunder, beginning in 2009 with respect to 2008. No such excess cash flow payment is required to be paid in 2013 with respect to 2012. An excess cash flow payment of $12.5 million was paid in 2012 with respect to 2011 and applied against other mandatory payments due in 2012 under the terms of the facility. An excess cash flow payment of $3.5 million was paid in 2011 with respect to 2010 and applied against other mandatory payments due in 2011 under the terms of the facility. No such excess cash flow payments were required in 2010 and 2009.
The Non-Extended Term Loans bear, at the Company's option, interest at:

•
a rate per annum equal to the higher of (a) the prime rate of Credit Suisse and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin of 1.50% per annum for revolving loans and for term loans; or

•	a rate per annum equal to a reserve-adjusted LIBOR rate, plus an applicable margin of 2.50% per annum for revolving loans and for term loans.
The credit facilities have a commitment fee of 0.50% for the unused portion of the revolver and a weighted average commitment fee of 2.51% for issued letters of credit. Interest rate margins and commitment fees under the revolver are subject to reduction in increments based upon the Company achieving certain consolidated leverage ratios.
The credit facilities contain representations and warranties customary for a senior secured credit facility. They also contain affirmative and negative covenants customary for a senior secured credit facility, including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and sale leaseback transactions. The credit facilities also require the Company to maintain a certain maximum consolidated leverage ratio solely for the benefit of the lenders under the revolver only.
As of December 31, 2012, $677.4 million  principal amount of Extended Term Loans and $728.6 million of principal amount of Non-Extended Term Loans were outstanding under the term loan facility. As of December 31, 2012, no amounts were drawn under the Company's $100.0 million revolving credit facility, and the Company had $92.2 million available for borrowing (giving effect to the issuance of $7.8 million of letters of credit). The revolving credit facility was terminated on February 20, 2013 upon the execution of a new revolving credit facility. See Note 20 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K for a discussion of the new revolving credit facility.
During 2010, the Company entered into an interest derivative transaction in the form of a three-year interest rate swap with a notional amount of $255.0 million, which swaps the underlying variable rate for a fixed rate of 1.264%. This derivative is being accounted for as a cash flow hedge. The purpose of the transaction is to limit the Company's risk on a portion of its variable rate term loan.

The Company's Senior Notes
On May 1, 2007, the Company issued $305.0 million aggregate principal amount of Senior Floating Rate Notes due 2015 (the "Floating Rate Notes") and $310.0 million aggregate principal amount of 9.50% Senior Fixed Rate Notes due 2015 (the "Fixed Rate Notes" and, together with the Floating Rate Notes, the "2015 Senior Notes"). The 2015 Senior Notes mature on May 15, 2015. The Fixed Rate Notes bear interest at a rate per annum of 9.50%. The Floating Rate Notes bear interest at a rate per annum equal to the Applicable LIBOR Rate (as defined in the indenture governing the 2015 Senior Notes (the "2015 Senior Notes Indenture")), subject to a floor of 1.25%, plus 4.75%. The Senior Notes are unsecured and are therefore effectively subordinated to all of the Company's senior secured indebtedness, including outstanding borrowings under the senior secured credit facilities, including outstanding borrowings under the Credit Agreement and the 2018 Senior Secured Notes (as defined hereinafter). The 2015 Senior Notes Indenture contains customary restrictive covenants, including, among other things, restrictions on the Company's ability to incur additional debt, pay dividends and make distributions, make certain investments, repurchase stock, incur liens, enter into transactions with affiliates, enter into sale and lease back transactions, merge or consolidate and transfer or sell assets. The Company must offer to repurchase all of the 2015 Senior Notes upon the occurrence of a "change of control," as defined in the Indenture, at a purchase price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest. The Company must also offer to repurchase the 2015 Senior Notes with the proceeds from certain sales of assets, if it does not apply those proceeds within a specified time period after the sale, at a purchase price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest.
The Senior Notes are guaranteed fully and unconditionally, jointly and severally by each of the Company's existing subsidiaries other than unrestricted and certain immaterial subsidiaries, all of which are wholly owned by the Company.
During 2011, the Company extinguished debt with a total principal amount of $2.5 million by purchasing 2015 Senior Notes in an individually negotiated transaction for a purchase price of $1.7 million. During 2009, the Company extinguished debt with a total principal amount of $136.9 million by purchasing 2015 Senior Notes in individually negotiated transactions for an aggregate purchase price of $67.6 million. The Company did not purchase any 2015 Senior Notes during 2012 or 2010.
9.75% Senior Secured Notes due 2018
On July 24, 2012, the Company and Harland Clarke Corp., Harland Financial Solutions, Inc., Scantron Corporation and Checks in the Mail, Inc. (together, the "Co-Issuers") completed an offering of $235.0 million aggregate principal amount of 9.75% Senior Secured Notes due 2018 (the "2018 Senior Secured Notes"). The Company used the net proceeds from the offering, together with cash on hand, to repay $280.2 million aggregate principal amount of outstanding Extended Term Loans under its Credit Agreement.
The 2018 Senior Secured Notes were issued pursuant to an indenture, dated as of July 24, 2012 (the "2018 Senior Secured Notes Indenture"), among the Company, the Co-Issuers, certain of the Company's domestic subsidiaries that guarantee the 2018 Senior Secured Notes (the "Guarantors") and Wells Fargo Bank, National Association, as trustee and collateral agent (the "Trustee"). The Guarantors have guaranteed (the "Guarantees") the Company's and Co-Issuers' obligations under the 2018 Senior Secured Notes and the 2018 Senior Secured Notes Indenture on a senior secured basis. The 2018 Senior Secured Notes and the Guarantees are secured pursuant to a Security Agreement, dated as of July 24, 2012, by and among the Company, the Co-Issuers, the Guarantors and Wells Fargo Bank, National Association, as collateral trustee (the "Collateral Trustee") and a Collateral Trust Agreement, dated as of July 24, 2012, by and among the Company, certain subsidiaries of Harland Clarke Holdings Corp. named therein, Credit Suisse AG, Cayman Islands branch, as credit agreement collateral agent, and Wells Fargo Bank, National Association, as trustee and as collateral trustee.
The 2018 Senior Secured Notes will mature on August 1, 2018. The Company will pay interest on the 2018 Senior Secured Notes at 9.75% per annum, semiannually in arrears on each of February 1 and August 1 to holders of record at the close of business on the immediately preceding January 15 and July 15 of each year, commencing on February 1, 2013.
The 2018 Senior Secured Notes are senior secured obligations of the Company and the Co-Issuers and the Guarantees are senior secured obligations of the Guarantors. The 2018 Senior Secured Notes and the Guarantees rank as follows: (i) secured on a first-priority basis, equally and ratably with all obligations of the Company, the Co-Issuers and the Guarantors that are secured by pari passu liens on the collateral, including their existing senior secured credit facilities; (ii) effectively junior to all of the Company's, Co-Issuers' and the Guarantors' obligations under any future asset-based revolving credit facility to the extent of the value of the current asset collateral held by the Company, the Co-Issuers and the Guarantors; (iii) structurally subordinated to any existing and future indebtedness and other liabilities of any existing and future subsidiaries of the Company that are not Guarantors; (iv) pari passu in right of payment with all of the existing and future senior indebtedness of the Company, the Co-Issuers and the Guarantors and effectively senior to the extent of the value of the collateral to any future unsecured indebtedness of the Company, the Co-Issuers and the Guarantors that is secured by liens on the collateral that are junior to the liens securing the Senior Secured Notes and the Guarantees or that is unsecured; and (v) senior in right of payment to any existing and future subordinated indebtedness of the Company, the Co-Issuers and the Guarantors.

The 2018 Senior Secured Notes and the Guarantees are secured on a first-priority basis, equally and ratably with the indebtedness under the Credit Agreement, by substantially all of the Company's, the Co-Issuers' and the Guarantors' assets, subject to certain exceptions and permitted liens.
Beginning with the fiscal year of the Company ending December 31, 2013, if the Company's secured leverage ratio exceeds 3.25 for 2013 and 3.00 for 2014 and after, the Company will be required to offer to purchase an amount of the 2018 Senior Secured Notes equal to the greater of (1) $15.0 million and (2) 50% of its excess cash flow for the applicable period, less any voluntary prepayments of 2018 Senior Secured Notes or credit facility indebtedness and certain mandatory prepayments made during the applicable period and subject to certain other exceptions, at a purchase price equal to 100% of the principal amount of the 2018 Senior Secured Notes, plus accrued and unpaid interest and additional interest. Upon the occurrence of a change of control or if the Company sells certain assets, the Company may be required to make an offer to purchase the 2018 Senior Secured Notes at certain specified prices.
The 2018 Senior Secured Notes Indenture contains covenants that, among other things, limit the Company's, the Co-Issuers' and the Guarantors' ability to (i) incur or guarantee additional indebtedness or issue preferred stock; (ii) grant liens on assets; (iii) pay dividends or make distributions to stockholders; (iv) repurchase or redeem capital stock or subordinated indebtedness; (v) make investments or acquisitions; (vi) enter into sale/leaseback transactions; (vii) incur restrictions on the ability of the Company's subsidiaries to pay dividends or to make other payments to the Company; (viii) enter into transactions with the Company's affiliates; (ix) merge or consolidate with other companies or transfer all or substantially all assets; and (x) transfer or sell assets. These covenants are subject to important exceptions and qualifications. The 2018 Senior Secured Notes Indenture contains affirmative covenants and events of default that are customary for indentures governing high-yield debt securities.
Impact of Inflation
The Company presents its results of operations and financial condition based upon historical cost. While it is difficult to measure accurately the impact of inflation due to the imprecise nature of the estimates required, the Company believes that, for the three most recent fiscal years, the effects of inflation, if any, on its results of operations and financial condition have been minor.
Liquidity Assessment
The Company believes that its cash and cash equivalents, borrowings available under its credit agreements (as further discussed in Notes 11 and 20 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K) and anticipated cash flow from operating activities will be sufficient to meet the Company's expected operating needs, investment and capital spending requirements and debt service requirements for the foreseeable future. The Company anticipates it will refinance its Non-Extended Term Loans in advance of their June 2014 maturity date.
In addition to normal operating cash, working capital requirements and service of indebtedness, the Company also requires cash to fund capital expenditures, make contract acquisition payments to financial institution clients and enable cost reductions through restructuring projects as follows:

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Capital Expenditures.  The Company's capital expenditures are primarily related to infrastructure investments, internally developed software, cost reduction programs, marketing initiatives and other projects that support future revenue growth. During the years ended December 31, 2012, 2011 and 2010, the Company incurred $57.8 million, $58.7 million and $38.6 million of capital expenditures and $0.5 million, $0.3 million and $0.1 million of capitalized interest, respectively. These amounts include capital expenditures for discontinued operations of $9.6 million, $7.0 million and $8.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. There was no capitalized interest for discontinued operations for the years ended December 31, 2012, 2011 and 2010. The Company's capital expenditures are estimated to be in the range of $50.0 million to $60.0 million for the year ending December 31, 2013, which includes $5.9 million for discontinued operations.

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Contract Acquisition Payments.  During the years ended December 31, 2012, 2011 and 2010, the Company made $45.0 million, $43.3 million and $39.6 million of contract acquisition payments to its clients, respectively.

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Restructuring/Cost Reductions.  Restructuring accruals have been established for anticipated severance payments, costs related to facilities closures and other expenses related to the planned restructuring or consolidation of some of the Company's historical operations as well as related to certain acquisitions. During the years ended December 31, 2012, 2011 and 2010, the Company made $14.7 million, $11.1 million and $12.7 million of payments, respectively, for restructuring for continuing operations.

The Company may also, from time to time, seek to use its cash to make acquisitions or investments, and also to retire or purchase its outstanding debt in open market purchases, in privately negotiated transactions, or otherwise. Such retirement or purchase of debt may be funded from the operating cash flows of the business or other sources and will depend upon prevailing market conditions, liquidity requirements, contractual restrictions and other factors, and the amounts involved may be material. The Company used cash on hand to fund the $70.0 million purchase price for the acquisition of Faneuil that was consummated on March 19, 2012. The Company used proceeds from the issuance of senior secured notes and cash on hand to fund the repayment of $280.2 million of extended term loans in July 2012. During 2011, the Company extinguished debt with a total principal amount of $2.5 million by purchasing 2015 Senior Notes in an individually negotiated transaction for a purchase price of $1.7 million. The Company also used cash on hand to fund the aggregate $61.2 million, net of cash acquired, expended for both the Spectrum K12 and Parsam acquisitions in 2010 and the $134.9 million, net of cash acquired, expended for the GlobalScholar acquisition on January 3, 2011.
Cash Flow Risks
The Company's ability to meet its debt service obligations and reduce its total debt will depend upon its ability to generate cash in the future which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond the Company's control. The Company may not be able to generate sufficient cash flow from operations or borrow under its credit facility in an amount sufficient to repay its debt or to fund other liquidity needs. As of December 31, 2012, the Company had $92.2 million of availability under its revolving credit facility (after giving effect to the issuance of $7.8 million of letters of credit). The Company may also use its revolving credit facility to fund potential future acquisitions or investments. The revolving credit facility was terminated on February 20, 2013 upon the execution of a new revolving credit facility. See Note 20 to the accompanying consolidated financial statements included elsewhere in this Current Report on Form 8-K for a discussion of the new revolving credit facility. If future cash flow from operations and other capital resources is insufficient to pay the Company's obligations as they mature or to fund its liquidity needs, the Company may be forced to reduce or delay business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of its debt on or before maturity. The Company may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of the Company's existing and future indebtedness may limit its ability to pursue any of these alternatives.
Various legal proceedings, claims and investigations are pending against the Company, including those relating to commercial transactions, intellectual property matters and other matters. Certain of these matters are covered by insurance, subject to deductibles and maximum limits. In the opinion of management based upon the information available at this time, the outcome of the matters referred to above will not have a material adverse effect on the Company's consolidated financial position or results of operations.